The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-208824
_____________________________________________________________________________________________

PRELIMINARY PROSPECTUS SUPPLEMENT SUBJECT TO COMPLETION, DATED MARCH 29, 2016
(To Prospectus dated December 31, 2015)
_____________________________________________________________________________________________

Shares
Common Stock

___________________________________

We are offering shares of our common stock, par value $0.000666 per share, pursuant to this prospectus supplement and the accompanying prospectus.
Our common stock is listed on the NYSE MKT under the symbol “LODE.” The last reported sale price of our common stock on the NYSE MKT on March 28, 2016 was $0.42 per share. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75,000,000. During the twelve calendar months prior to and including the date hereof, we have sold securities with an aggregate market value of $6,967,500 pursuant to General Instruction I.B.6. of Form S-3.
Investing in our common stock involves significant risk. Please read carefully the section entitled “Risk Factors” beginning on page S-6 of this prospectus supplement.
Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of the common stock or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds to us, before expenses	$	$
(1) We have agreed to reimburse the underwriter for certain of its expenses with this offering. See “Underwriting” for description of the compensation to be received by the underwriter.

We have granted the underwriter a 45-day option to purchase up to additional shares of common stock from us at the public offering price for the common stock, less underwriting discounts and commissions, to cover over-allotments, if any. If the underwriter exercises the option in full, the total underwriting discounts and commissions payable by us will be $ and the total proceeds to us, before expenses, will be $ .

The underwriter expects to deliver our common stock, against payment, on or about, 2016.

Aegis Capital Corp
March , 2016

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is the prospectus supplement, which describes the terms of this offering and may add, update or change information in the accompanying prospectus concerning Comstock Mining Inc. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. If the description of this offering or other information varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement, which supersedes the information in the accompanying prospectus. We may also authorize one or more “free writing prospectuses” (i.e., written communications concerning the offering that are not part of this prospectus supplement) that may contain certain material information relating to this offering. Before you invest in the common stock offered under this prospectus supplement, you should carefully read both this prospectus supplement and the accompanying prospectus together with additional information under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”
You should rely only on the information contained or incorporated by reference in this prospectus supplement and in the accompanying prospectus or any free writing prospectus that we may provide. We have not authorized anyone to provide you with different information. If anyone provides you with different or additional information, you should not rely on it. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus that we may provide or any document incorporated by reference is accurate as of any date other than the date mentioned on the cover page of these documents. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.
References in this prospectus supplement and the accompanying prospectus to the terms “we,” “us,” “our” “Comstock” or “the Company” or other similar terms mean Comstock Mining Inc. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational reporting requirements of the Securities Exchange Act of 1934. We file reports, proxy statements and other information with the Commission. Our Commission filings are available over the Internet at the Commission’s website at http://www.sec.gov. You may read and copy any reports, statements and other information filed by us at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room.
We make available, free of charge, on our website at http://www.comstockmining.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports and statements as soon as reasonably practicable after they are filed with the Commission. The contents of our website are not part of this prospectus supplement or the accompanying prospectus, and the reference to our website does not constitute incorporation by reference into this prospectus supplement or the accompanying prospectus of the information contained at that site, other than documents we file with the Commission that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

S-ii

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The Commission allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and information that we file later with the Commission will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus shall be deemed to be modified or superseded to the extent that a statement contained in or omitted from this prospectus supplement or the accompanying prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.
We incorporate by reference the documents listed below and any future documents that we file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement:
(a) Our annual report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Commission on January 28, 2016 (the “2015 Form 10-K”);

(b) Our current report on Form 8-K, filed with the Commission on February 3, 2016; and

(c) The description of our common stock contained in our Form 8-A (File No. 001-35200), filed with the Commission under Section 12 of the Exchange Act on June 8, 2011 (the “Form 8-A”).

We will not, however, incorporate by reference in this prospectus supplement or the accompanying prospectus any documents or portions thereof that are not deemed “filed” with the Commission, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports.
We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost if you submit a request to us by writing or telephoning us at the following address and telephone number:
Comstock Mining Inc.
P.O. Box 1118
Virginia City, Nevada 89440
Attention: Investor Relations
Telephone: (775) 847-0545

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS
The information appearing under “Cautionary Notice Regarding Forward-Looking Statements” in the 2015 Form 10‑K is hereby incorporated by reference.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. We urge you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the section entitled “Risk Factors” and the financial statements and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.
Overview
Comstock Mining Inc. is a producing, Nevada-based, gold and silver mining company with extensive, contiguous property in the historic Comstock and Silver City mining districts (collectively, the “Comstock District”). The Comstock District is located within the western portion of the Basin and Range Province of Nevada, between Reno and Carson City. We began acquiring properties and developing projects in the Comstock District in 2003. Since then, we have consolidated a substantial portion of the historic Comstock District, secured permits, built an infrastructure and brought exploration projects into production. We also received the 2015 Nevada Excellence in Mine Reclamation award, voted on unanimously by five participating Federal and State of Nevada agencies.
Because of the Comstock District’s historical significance, the geology is well known and has been extensively studied by us, our advisors and many independent researchers. We have expanded our understanding of the geology of the project area through vigorous surface mapping and drill hole logging. The volume of geologic data is immense, and thus far the reliability has been excellent, particularly in the various Lucerne Mine areas. We have amassed a large library of historic data and detailed surface mapping of Comstock District properties and continue to obtain historic information from private and public sources. We use such data in conjunction with information obtained from our current mining operations, to target geological prospective exploration areas and plan exploratory drilling programs, including expanded surface and underground drilling.
Our Lucerne Resource area is located in Storey County, Nevada, approximately three miles south of Virginia City and 30 miles southeast of Reno. Our Dayton Resource area is located in Lyon County, Nevada, approximately six miles south of Virginia City. Access to the properties is by State Route 341/342, a paved road.
Our business plan is to deliver stockholder value by validating qualified resources (measured and indicated) and reserves (proven and probable) from our first two resource areas, Lucerne and Dayton, and significantly grow the commercial development of our operations through coordinated district wide plans that are economically feasible, socially responsible and operated in a lean and low cost manner. The plans are focused on expanding both the Lucerne and Dayton Mine plans, both with surface and underground development opportunities. We also plan on developing longer-term exploration plans for the remaining areas, which include the Spring Valley, Northern Extension, Northern Targets, and Occidental Target areas, subsequent to the exploration and development of Lucerne and Dayton.
We achieved initial production and held its first pour of gold and silver on September 29, 2012. We produced approximately 22,925 gold equivalent ounces in 2014, our second full year in production and 18,455 gold equivalent ounces in 2015. That is, we produced 19,601 ounces of gold and 222,416 ounces of silver in 2014 and 15,451 ounces of gold and 221,723 ounces of silver in 2015.
We intend to continue acquiring additional properties in the Comstock District, expanding its footprint and creating opportunities for further exploration, development and mining. We now own or control approximately 8,546 acres of mining claims and parcels in the Comstock and Silver City Districts. The acreage is comprised of approximately 2,245 acres of patented claims (private lands), surface parcels (private lands), and approximately 6,301 acres of unpatented Lode, Placer and Mill site mining claims, which the Bureau of Land Management (“BLM”) administers.
Our real estate segment owns significant non-mining properties, including Daney Ranch, the Gold Hill Hotel and related homes and cottages. The real estate segment consists of land, real estate rental properties and the Gold Hill Hotel consisting of a hotel, restaurant and a bar. On March 20, 2015, we entered into an agreement to lease the Gold Hill Hotel to independent operators while retaining ownership. The initial term of the lease agreement was effective on April 1, 2015, and ends in March 2020. The tenant may renew the lease for two extended terms of five years each. Lease payments are due in monthly installments.
Financial information for each of our segments is disclosed in Note 14 to the consolidated financial statements in the 2015 Form 10-K.
Current Projects
Our headquarters, mine operations and heap leach processing facility are in Storey County, Nevada, at 1200 American Flat Road and 117 American Flat Road, approximately three miles south of Virginia City, Nevada and 30 miles southeast of Reno, Nevada. We have identified six distinct target areas on our land holdings and have focused, to date, on the Lucerne Resource area (including surface and underground) and the Dayton Resource area. We anticipate developing exploration plans for the remaining areas, which include the Spring Valley, Northern Extension, Northern Targets, and Occidental Target areas, subsequent to the exploration and development of Lucerne and Dayton. Our existing heap leach processing facility for gold and silver was redesigned and expanded in late 2013 and again in the fourth quarter of 2014, to accommodate production plans.
The Lucerne Resource area has been the primary focus of our exploration and development efforts since 2007. It includes the previously mined Billie the Kid, Hartford and Lucerne mining claims, and extends east and northeasterly to the area of the historic Woodville bonanza, and north to the historic Justice and Keystone mines. We have the key mining permits required for mining this area. The Lucerne Resource area is approximately 5,000 feet long, with an average width of 600 feet, representing less than three percent of the land holdings we control and is the site of our current production activities and ongoing exploration and development program.
The Dayton Resource area is southwest of Silver City in Lyon County, Nevada. It generally includes the Dayton, Kossuth and Alhambra claims, including the old Dayton Consolidated mine workings, south to where the Kossuth claim crosses State Route 341. The historic Dayton mine was the last major underground mining operation in the Comstock District, before being closed after the War Production Board promulgated Limitation Order L-208, 7 F. R. 7992 on October 8, 1942, that closed down all gold mining operations in the United States and its territories. The Dayton Resource area ranks as one of our top exploration and potential mine production targets. In January 2014, the Lyon County Board of Commissioners approved a strategic master plan and zoning changes on the Dayton, Kossuth and Alhambra mining claims and other properties located in the Dayton Resource Area, enabling a more practical, comprehensive feasibility study for mining. Geological studies and development planning are currently underway utilizing data from the 30,818 feet of drilling completed in 2015, and data from prior drill programs.
The Spring Valley exploration target lies at the southern end of the Comstock District, where the mineralized structures lie mostly concealed beneath a veneer of sediment gravels. The area includes the Kossuth patented claim south of State Route 341, the Dondero patented property, the Daney patented claim, the New Daney lode mining claims, and our placer mining claims in Spring Valley and Gold Canyon.
The Northern Extension, Northern Targets and Occidental areas represent exploration target areas that contain many historic mining operations, including the Overman, Con Imperial, Caledonia, and Yellow Jacket mines, among others. Previous operators have explored the various mines in this area, some of which have led to mineralized material inventories. We believe that our consolidation of the Comstock District has provided us with opportunities to utilize the historical information available to identify drilling targets with significant potential.
Outlook
We commenced the underground drift tunnel and drilling, associated with the first underground exploration phase of a PQ geological target in September 2015, and expects to complete drift-sampling, drilling and ongoing metallurgical test work of the PQ target in the first quarter of 2016. The Succor vein system is being considered as an easterly extension of the first phase of development beyond the high-grade PQ target. This will positively expand the scope of Phase 1, through the first half of 2016. The drift tunnels are designed to conduct an underground exploration program directed at a series of geological targets in the Silver City Branch of the Comstock Lode, including the PQ target, the Succor vein systems and the historic Woodville Bonanza system. These initial targets represent the core of a broader geological corridor where we are currently drilling. Previous surface drilling in the area, including the Succor-Holman drilling from 2015 had suggested that a greater than 1,000 feet of mineralized strike in the Succor zone lying generally adjacent to and below the Lucerne Cut has the potential to yield high-grade gold and silver. The current program has been geared toward defining that potential.
Drill results from the PQ drilling have begun yielding wider and longer high-grade intercepts. These results will be released as they are received and analyzed. During the first quarter of 2016, we will complete, analyze and assess the results of the PQ drilling toward our potential contribution toward mineral reserves and a mine plan. We also completed the drifting to the Succor vein system in February, and commence geological sampling and limited scope drilling in March 2016, on the Succor target to assess its potential for adding to a potential Lucerne mine plan.
We will also complete similar scope drilling on the Woodville target during the second quarter, to further assess its potential for Lucerne mine planning. Ultimately, these efforts are designed to develop mine plans of sufficient grade and quantities for longer-lived production plans for the Lucerne mine.
During the second quarter of 2016, we will commence limited core drilling in Dayton, sufficient to finalize the parameters of a mine plan and commence the permitting for the Dayton Mine. This drilling should be completed in the second quarter and allow for permitting during the second half of 2016. We have developed grade shells with higher average grades and believe the Dayton Mine to have economically feasible potential and plans on developing those mine plans in the latter half of 2016. Infill drilling is expected to expand the reserve potential for the Dayton Mine plans.
Production during 2016 is currently limited to processing of existing leach pad materials and limited stacking of new mineralized material during January and February of 2016. Considering the improved estimates of gold and silver recoveries, that is, 85% for gold and 57% for silver, the current leach cycle will continue well into the second quarter, likely through May 2016, or later. All operating costs associated with hauling, crushing and other ancillary activities have been reduced or eliminated as we transition the full organizational focus to toward the discovery, development and establishment of reserves from Lucerne and Dayton, for future mining. During our exploration and development activities in 2016, we expect to operate with less than 25 employees. General and administrative costs are also expected to decline significantly during the first quarter of 2016, resulting in savings in all non-mining costs of over $3 million during 2016, as compared to 2015.
We will report the results of the Lucerne and Dayton exploration and development programs, when available, during both the first and second quarters of 2016.
The industry is experiencing a difficult downturn with many participants shutting down or deferring project activities. Exploration is down significantly, industry wide, and new discoveries are even scarcer. Cost reductions are pervasive and we have led in both reducing and transitioning to lower, more flexible systems and expanding exploration. We believe exploration and development for new resources and reserves for future production, with higher yields (and during potentially higher metal prices), will deliver higher returns for us and to our investors. We also believe the evaluation of potential acquisitions of resources and reserves, especially in Nevada and the western United States, during this period of lower mining equity values, represents a good opportunity to grow and deliver additional returns to our investors. This is the focus of our 2016 business plans.
Recent Developments
In February 2016, we received final authorization and a final Notice of Decision on a proposed major modification to our Water Pollution Control Plan for various expansions of the heap leach facility. This modification authorizes construction of “Cell 10,” located adjacent and north of the existing Cell 1 through 4 pads, and also identifies multiple future heap leach pad expansions, on privately held land, south and southwest of the existing heap leach pad and existing facilities. The modification also authorizes the processing of underground material. The Cell 10 expansion, our largest design to date, will provide an estimated 2.9 million tons of additional capacity. Unique to this modification is the identification and inclusion of future expansions for Cell 11 and Cell 12, located adjacent to and southwest of the existing facilities. Those potential expansions would be on approximately 90 acres located entirely within our private property.

On March 28, 2016, we entered into an agreement with American Mining & Tunneling, LLC and American Drilling Corp, LLC (collectively "AMT") for $5,000,000 in underground mine development, drilling and mining services. These services will be provided in exchange for the issuance of up to 9,000,000 shares of common stock, at a value of at least $0.56 per share.
The shares to be issued to AMT will be issued in exchange for future drilling, mine development and underground mining services in connection with (but not limited to) our construction of an underground exploration portal, mining infrastructure and development of our Lucerne and Dayton Mine projects. When such shares are issued, they will be restricted shares subject to a minimum six-month holding period by AMT, during which time the issued shares may not be sold.
Corporate Information
Our executive offices are located at 1200 American Flat Road, Virginia City, Nevada 89440 and our telephone number is (775) 847-5272. Our mailing address is P.O. Box 1118, Virginia City, Nevada 89440. Our website address is www.comstockmining.com. Our website and the information contained on, or that can be accessed through, the website are not part of this prospectus.

THE OFFERING

Issuer	Comstock Mining Inc.

Common stock to be offered by us	shares of common stock

Over-allotment option	We have granted to the underwriter a 45-day option to purchase up to additional shares of our common stock from us at the public offering price less underwriting discounts and commissions.

Price per share	$

Common stock outstanding after this offering	The number of shares of common stock to be outstanding after the offering is assuming that all shares are sold.*

Use of proceeds
We will use the net proceeds from this offering for exploration and development of the Lucerne and the Dayton mine projects, the payoff of the Company's senior revolving credit facility and general corporate purposes.
See “Use of Proceeds.”

Risk factors	You should carefully read and consider the information set forth in “Risk Factors” beginning on page S-6 of this prospectus supplement before investing in our common stock.

NYSE MKT symbol	LODE

* The number of shares of common stock shown above to be outstanding after this offering is based on 167,371,356 shares of common stock issued and outstanding as of March 29, 2016 and:
- excludes 50,000 shares of common stock issuable upon the exercise of options outstanding as of December 31, 2015, with a weighted average exercise price of $4.00 per share;
- excludes 661,200 additional shares of common stock reserved for future issuance under the Comstock Mining Inc. 2011 Equity Incentive Plan as of December 31, 2015; and
- assumes no exercise by the underwriter of its over-allotment option to purchase up to additional shares of our common stock from us in this offering.

RISK FACTORS
Investing in our common stock involves significant risk. Prior to making a decision about investing in our common stock, you should carefully consider the specific risk factors included below, as well as the risk factors discussed under the heading “Risk Factors” in the 2015 Form 10-K, which is incorporated by reference in this prospectus supplement and the accompanying prospectus and may be amended, supplemented or superseded from time to time by other reports we file with the Commission in the future. The risks and uncertainties we have described are not the only ones we may face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also affect our operations. If any of these risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our common stock decline, and you could lose all or a part of your investment.
Risks Relating to the Company’s Common Stock and this Offering

You may lose all or part of your investment.
If we are unable to find and mine adequate quantities of gold and silver ore, it is unlikely that the cash generated from our internal operations will suffice as a primary source of the liquidity necessary for anticipated working capital requirements. There is no assurance that the Company’s initiatives to improve its liquidity and financial position will be successful. Accordingly, there is substantial risk that the Company will be unable to continue as a going concern. In the event of insolvency, liquidation, reorganization, dissolution or other winding up of the Company, the Company’s creditors and preferred stockholders would be entitled to payment in full out of the Company’s assets before holders of common stock would be entitled to any payment and the claims on such assets may exceed the value of such assets.
You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.
Since the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the offering price of $ per share, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of approximately $ per share in the net tangible book value of the common stock. See the section entitled “Dilution” in this prospectus supplement for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.
The price of the Company’s common stock may fluctuate significantly, which could negatively affect the Company and holders of its common stock.

The market price of the Company’s common stock may fluctuate significantly from time to time as a result of many factors, including:
·    investors’ perceptions of the Company’s and its prospects;
·    investors’ perceptions of the Company’s and/or the industry’s risk and return characteristics relative to other investment alternatives;
·    investors’ perceptions of the prospects of the mining and commodities markets;
·    differences between actual financial and operating results and those expected by investors and analysts;
·    our inability to commence production, obtain permits or otherwise fail to reach Company objectives;
·    actual or anticipated fluctuations in quarterly financial and operating results;

·    volatility in the equity securities market; and
·    sales, or anticipated sales, of large blocks of the Company’s common stock.
We do not expect to pay any cash dividends for the foreseeable future.
We currently expect to retain all available funds and future earnings, if any, for use in the operation and growth of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board, subject to compliance with applicable law, our organizational documents (including the certificates of designations for our preferred stock, which prohibit cash dividends to common stockholders without the consent of preferred stockholders) and any contractual provisions, including under agreements for indebtedness we may incur, that restrict or limit our ability to pay dividends, and will depend upon, among other factors, our results of operations, financial condition, earnings, capital requirements and other factors that our Board deems relevant. Accordingly, if you purchase shares in this offering, realization of a gain on your investment will depend on the appreciation of the price of our common stock, which may never occur. Investors seeking cash dividends in the foreseeable future should not purchase our common stock.
Our business requires substantial capital investment and we may be unable to raise additional funding on favorable terms.
The construction and operation of potential future projects and various exploration projects will require significant funding. Our operating cash flow and other sources of funding may become insufficient to meet all of these requirements, depending on the timing and costs of development of these and other projects. As a result, new sources of capital may be needed to meet the funding requirements of these investments and fund our ongoing business activities. Our ability to raise and service significant new sources of capital will be a function of macroeconomic conditions, future gold and silver prices, our operational performance and our current cash flow and debt position, among other factors. In the event of lower gold and silver prices, unanticipated operating or financial challenges, or a further dislocation in the financial markets as experienced in recent years, our ability to pursue new business opportunities, invest in existing and new projects, fund our ongoing operations and retire or service all of our outstanding debt could be significantly constrained.
Existing stockholders’ interest in us may be diluted by additional issuances of equity securities.
We may issue additional equity securities to fund future acquisitions, pursuant to employee benefit plans, and in exchange for underground mine development, drilling, and mining services pursuant to the March 28, 2016 agreement with AMT. We may also issue additional equity for other purposes. These securities may have the same rights as our common stock or, alternatively, may have dividend, liquidation or other preferences to our common stock. The issuance of additional equity securities will dilute the holdings of existing stockholders and may reduce the share price of our common stock.

USE OF PROCEEDS
We estimate that the net proceeds we will receive from this offering will be approximately $ , or approximately $ if the underwriter exercises in full its option to purchase additional shares, based on the public offering price of $ per share, after deducting the underwriting discounts, commissions and estimated offering expenses of $ .
We intend to use the net proceeds from this offering for exploration and development of the Lucerne and the Dayton mine projects, the payoff of the Company's senior revolving credit facility and general corporate purposes.
Pending the application of the net proceeds as described above, we may invest the net proceeds from this offering in short-term, investment grade, interest-bearing securities.
DILUTION
Investors in shares of our common stock offered in this offering will experience an immediate dilution in the net tangible book value of their common stock from the public offering price of the common stock. The net tangible book value of our common stock as of December 31, 2015, was approximately $18.8 million, or approximately $0.12 per share of common stock. Net tangible book value per share of our common stock is calculated by subtracting our total liabilities from our total tangible assets (which is equal to total assets less intangible assets) and dividing this amount by the number of shares of common stock outstanding.
Dilution per share represents the difference between the public offering price per share of our common stock and the adjusted net tangible book value per share of our common stock included in this offering after giving effect to this offering. After giving effect to the sale of all of the securities offered in this offering at the offering price of $ per share, and after deducting the underwriter’s discounts estimated offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2015, would have been approximately $ million, or approximately $ per share of common stock. This change represents an immediate increase in the net tangible book value of $ per share of common stock to our existing stockholders and an immediate and substantial dilution in net tangible book value of $ per share of common stock to new investors purchasing shares in the offering. The following table illustrates this per share dilution:

Offering price per share		$
Net tangible book value per share as of December 31, 2015	$0.12
Increase in net tangible book value per share attributable to new investors	$

As adjusted net tangible book value per share as of December 31, 2015, after this offering		$

Dilution per share to new investors		$

If the underwriter exercises in full its option to purchase additional shares, the as adjusted net tangible book value will increase to $ per share, representing an increase to existing stockholders of $ per share and immediate and substantial dilution in net tangible book value of $ per share to new investors purchasing shares in the offering.
The number of shares of common stock to be outstanding after the offering is based on 159,917,711 shares of common stock outstanding as of December 31, 2015.

CAPITALIZATION
The following table shows our cash and cash equivalents, available-for-sale securities and capitalization as of December 31, 2015 on an actual basis and on an as adjusted basis to reflect the sale of shares of our common stock offered, after deducting the underwriter’s discounts and estimated offering expenses; and
This table should be read in conjunction with our financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the 2015 Form 10-K, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2015
	Actual	As Adjusted
	(unaudited)

Cash and cash equivalents	$1,663,170

Long-term debt and capital lease obligations (including current portion)	$13,297,549	$13,297,549

Common stock, $.000666 par value, 3,950,000,000 shares authorized, 159,917,711 shares issued and outstanding at December 31, 2015 and shares issued and outstanding after giving effect to this offering, respectively	106,505
Additional paid-in capital	217,716,500
Accumulated deficit	(199,063,535)	(199,063,535)

Total stockholders’ equity	18,759,470

Total capitalization	$32,057,019

PRICE RANGE OF COMMON STOCK
Set forth below are the high and low sale prices for our common stock on NYSE MKT for the periods indicated.

Quarterly Period	High	Low
2015
Fourth Quarter	$0.65	$0.36
Third Quarter	$0.70	$0.38
Second Quarter	$0.83	$0.53
First Quarter	$1.11	$0.60

2014
Fourth Quarter	$1.36	$0.65
Third Quarter	$1.69	$1.19
Second Quarter	$1.77	$1.56
First Quarter	$2.06	$1.63

The last reported sale price of our common stock on the NYSE MKT on March 28, 2016, was $0.42 per share. As of March 29, 2016, the number of common shareholders of record was approximately 523.
DIVIDEND POLICY
We have never declared or paid any dividends on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and the expansion of our business. Any future determination to pay cash dividends will be at the discretion of the board of directors and will depend upon our financial condition, operating results, capital requirements and other factors the board of directors deems relevant. We are restricted from declaring or paying common stock dividends in cash under the terms of our preferred stock.
DESCRIPTION OF COMMON STOCK
The information appearing under “Item 1. Description of Registrant’s Securities to be Registered” in the Form 8-A, is hereby incorporated by reference.
CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS
The following discussion is a general summary of material U.S. federal income tax considerations with respect to your acquisition, ownership and disposition of our common stock, and applies if you (1) purchase our common stock in this offering, (2) will hold the common stock as a capital asset and (3) are a “non-U.S. Holder.” You are a non-U.S. Holder if you are a beneficial owner of shares of our common stock other than:
·    a citizen or resident of the United States;
·    a corporation or other entity taxable as a corporation created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia;
·    an estate, the income of which is subject to U.S. federal income taxation regardless of its source;

·    a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or
·    a trust that has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes.
This summary does not address all of the U.S. federal income tax considerations that may be relevant to you in the light of your particular circumstances or if you are a beneficial owner subject to special treatment under U.S. federal income tax laws (such as if you are a controlled foreign corporation, passive foreign investment company, company that accumulates earnings to avoid U.S. federal income tax, foreign tax-exempt organization, financial institution, broker or dealer in securities, insurance company, regulated investment company, real estate investment trust, person who holds our common stock as part of a hedging or conversion transaction or as part of a short-sale or straddle, U.S. expatriate, former long-term permanent resident of the United States or partnership or other pass-through entity for U.S. federal income tax purposes). This summary does not discuss non-income taxes, any aspect of the U.S. federal alternative minimum tax or state, local or non-U.S. taxation. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (“Code”), Treasury regulations, judicial opinions, published positions of the Internal Revenue Service (“IRS”) and all other applicable authorities (all such sources of law, “Tax Authorities”). The Tax Authorities are subject to change, possibly with retroactive effect.
If a partnership (or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisor.
WE URGE PROSPECTIVE NON-U.S. HOLDERS TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSIDERATIONS OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF COMMON STOCK.
Dividends
In general, any distributions we make to you with respect to your shares of common stock that constitute dividends for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty and you properly file with the payor an IRS Form W-8BEN, IRS Form W-8BEN-E, or successor form, claiming an exemption from or reduction in withholding under the applicable income tax treaty (special certification and other requirements may apply if our common stock is held through certain foreign intermediaries). A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under the Tax Authorities. Any distribution not constituting a dividend will be treated first as reducing your basis in your shares of common stock and, to the extent it exceeds your basis, as capital gain.
Dividends we pay to you that are effectively connected with your conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment maintained by you) generally will not be subject to U.S. withholding tax if you provide an IRS Form W-8ECI, or successor form, to the payor. Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. persons. If you are a corporation, effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). Dividends that are effectively connected with your conduct of a trade or business within the United States but that, under an applicable income tax treaty, are not attributable to a U.S. permanent establishment maintained by you may be eligible for a reduced rate of U.S. tax under such treaty, provided you comply with certification and disclosure requirements necessary to obtain treaty benefits.
Sale or Other Disposition of Our Common Stock

You generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of your shares of our common stock unless:
·    the gain is effectively connected with your conduct of a trade or business within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment you maintain);
·    you are an individual, you are present in the United States for 183 days or more in the taxable year of disposition and you meet other conditions, and you are not eligible for relief under an applicable income tax treaty; or
·    we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and you hold or have held, directly or indirectly, at any time during the shorter of the five-year period ending on the date of disposition of our common stock and your holding period for our common stock, more than 5% of our common stock. A United States real property holding corporation is any corporation if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market values of its U.S. real property interests, its interests in real property located outside the United States, and any other of its assets which are used or held for use in a trade or business. For purposes of identifying a U.S. real property interest, real property includes personal property associated with the use of the real property. Personal property will be associated with the use of the real property only where both the personal property and the U.S. real property interest with which it is associated are held by the same person or by “related persons.” Personal property associated with the use of real property includes personal property that is predominantly used to exploit unsevered natural products in or upon the land (including mining equipment used to extract ores, minerals, and other natural deposits from the ground).
Gain that is effectively connected with your conduct of a trade or business within the United States generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. If you are a corporation, the branch profits tax also may apply to such effectively connected gain. If the gain from the sale or disposition of your shares is effectively connected with your conduct of a trade or business in the United States but, under an applicable income tax treaty, is not attributable to a permanent establishment you maintain in the United States, your gain may be exempt from U.S. federal income tax under the income tax treaty. If you are described in the second bullet point above, you generally will be subject to U.S. federal income tax at a rate of 30% on the gain realized, although the gain may be offset by certain U.S. source capital losses realized during the same taxable year.
We believe that we currently are, and expect to be for the foreseeable future, a "United States real property holding corporation." So long as our common stock is regularly traded on an established securities market, any gain realized on the sale or other disposition of our common stock will be taxable if such non-U.S. Holder actually or constructively owns more than 5% of our common stock at any time during the five-year period ending on the date of disposition or, if shorter, the non-U.S. Holder's holding period for the common stock. However, when and for so long as our common stock is not regularly traded on an established securities market, a non-U.S. Holder will be subject to U.S. taxation at rates applicable to capital gains on any gain realized on the sale of our common stock, and the purchaser of such common stock generally will be required to withhold from the purchase price and pay over to the U.S. Treasury Department an amount equal to 10% of the consideration paid for the common stock.
Information Reporting and Backup Withholding Requirements
We must report annually to the IRS and to each non-U.S. holder the amount of any dividends or other distributions we pay to you and the amount of tax we withhold on these distributions regardless of whether withholding is required. The IRS may make available copies of the information returns reporting those distributions and amounts withheld to the tax authorities in the country in which you reside pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.
The United States imposes a backup withholding tax on any dividends and certain other types of payments to U.S. persons. You will not be subject to backup withholding tax on dividends you receive on your shares of our common stock if you provide proper certification of your status as a Non-U.S. Holder or you are one of several types of entities and organizations that qualify for an exemption (an “exempt recipient”).

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of your shares of our common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. If you sell your shares of common stock through a U.S. broker or the U.S. office of a foreign broker, however, the broker will be required to report to the IRS the amount of proceeds paid to you, and also backup withhold on that amount, unless you provide appropriate certification to the broker of your status as a Non-U.S. Holder or you are an exempt recipient. Information reporting will also apply if you sell your shares of our common stock through a foreign broker deriving more than a specified percentage of its income from U.S.-related activities or having certain other connections to the United States, unless such broker has documentary evidence in its records that you are a Non-U.S. Holder and certain other conditions are met, or you are an exempt recipient. Any amounts withheld with respect to your shares of our common stock under the backup withholding rules will be refunded to you or credited against your U.S. federal income tax liability, if any, by the IRS if the required information is furnished in a timely manner.
Foreign Account Tax Compliance Act
The Foreign Account Tax Compliance Act generally imposes a withholding tax of 30% on dividends and the gross proceeds of a disposition of our shares paid to a foreign financial institution unless such institution enters into an agreement with the U.S. government to withhold on certain payments and collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain account holders that are foreign entities with U.S. owners). This legislation also generally imposes a withholding tax of 30% on dividends and the gross proceeds of a disposition of our shares paid to a non-financial foreign entity unless such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. These withholding taxes could potentially be imposed on dividends paid on our common stock, and on gross proceeds from sales or other dispositions of our common stock after December 31, 2016. Under certain circumstances, a holder of common stock may be eligible for a refund or credit of such taxes. You should consult your own tax advisor as to the possible implications of this legislation on your investment in shares of our common stock.

UNDERWRITING
Aegis Capital Corp. is the underwriter of the offering. We have entered into an underwriting agreement dated March  , 2016 with the underwriter. Subject to the terms and conditions of the Underwriting Agreement, we have agreed to sell to the underwriter and the underwriter has agreed to purchase from us, at the public offering price per share less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table.

Underwriter	Number of Shares
Aegis Capital Corp.

The underwriter is committed to purchase all of the shares of common stock offered by us, other than those covered by the option to purchase additional shares of common stock described below, if they purchase any shares of common stock. The obligations of the underwriter may be terminated upon the occurrence of certain events specified in the Underwriting Agreement. Furthermore, pursuant to the Underwriting Agreement, the underwriter’s obligations are subject to customary conditions, representations and warranties such as receipt by the underwriter of officers’ certificates and legal opinions.
The underwriter proposes to offer the shares of common stock offered by us to the public at the public offering price per share set forth on the cover of this prospectus supplement. In addition, the underwriter may offer some of the shares of common stock to other securities dealers at such price less a concession of up to $ per share.
Indemnification
We have agreed to indemnify the underwriter against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriter may be required to make in respect thereof.
Over-Allotment Option
We have granted the underwriter an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus supplement, permits the underwriter to purchase from us a maximum of additional shares of common stock (15% of the shares of common stock sold in this offering) to cover over-allotments, if any. If the underwriter exercises all or part of this over-allotment option, it will purchase shares of common stock covered by the option at the public offering price per share that appears on the cover page of this prospectus supplement, less the underwriting discount. If this option is exercised in full, the total offering price to the public will be $ and the total proceeds, before expenses, to us will be $ .
Commission and Expenses
The following table shows the public offering price, underwriting discounts and commissions and proceeds, before expenses, to us.

	Per Share of Common Stock	Total Without Exercise of Over-Allotment Option	Total With Full Exercise of Over-Allotment Option
Public offering price	$	$	$
Underwriting discounts and commissions payable by us (7%)	$	$	$
Proceeds, before expenses, to us	$	$	$

We have also agreed to pay expenses relating to the offering up to $110,000, including, among other things, (a) all fees incurred in clearing this offering with FINRA; (b) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the underwriter; (c) the costs associated with bound volumes of the public offering materials as well as commemorative mementos and lucite tombstones, each of which we or our designee shall provide within a reasonable time after the closing of the offering in such quantities as the underwriter may reasonably request; and (d) for the underwriter’s use of Ipreo’s book-building, prospectus tracking and compliance software for this offering. Additionally, we have agreed to pay Northland Securities, Inc. and Tectonic Advisory Partners (acting through Ecoban Securities Corporation) financial advisory fees of $100,000 and $50,000, respectively.
We estimate that the total expenses of the offering, excluding the total underwriting discount, will be approximately $ .
Electronic Offer, Sale and Distribution
A prospectus supplement in electronic format may be made available on the websites maintained by one or more of the underwriter or selling group members, if any, participating in this offering and the underwriter may distribute prospectus supplements electronically. The underwriter may agree to allocate a number of shares of common stock to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus supplement in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus supplement or the registration statement of which this prospectus supplement forms a part, has not been approved or endorsed by us or the underwriter in its capacity as underwriter, and should not be relied upon by investors.
Lock-up Agreements
We, and each of our directors and executive officers, have agreed to certain restrictions on the ability to sell shares of our common stock for a period of 90 days after the date of this prospectus supplement. The restrictions in these agreements may be waived by the underwriter in its sole discretion. The lock-up periods discussed above are subject to extension such that if either (i) during the last 17 days of the lock-up period, we issue an earnings or financial results release or material news or a material event relating to us occurs or (ii) prior to the expiration of the lock-up period, we announce that we will release earnings or financial results during the 16-day period beginning on the last day of the lock-up period, then in either case the expiration of the lock-up period will be extended until the expiration of the 18-day period beginning on the issuance of the earnings or financial results release or the occurrence of the material news or material event, as applicable, unless the underwriter waives, in writing, such an extension. The restrictions described above do not apply to certain transactions by our officers and directors pursuant to any trading plan established pursuant to Rule 10b-5 of the Exchange Act.
Price Stabilization, Short Positions and Penalty Bids
In connection with this offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales in accordance with Regulation M under the Exchange Act:

•
Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

•
Over-allotment transactions involve sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase. This creates a syndicate short position that may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any short position by exercising its over-allotment option and/or purchasing shares in the open market.

•
Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriter sells more shares than could be covered by exercise of the over-allotment option and, therefore, has a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

•
Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriter make any representations that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.
Passive Market Making
In connection with this offering, the underwriter and selling group members may engage in passive market making transactions in our common stock on the NYSE MKT in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.
Other Relationships
The underwriter and its affiliates have provided, or may in the future provide, various investment banking, commercial banking, financial advisory, brokerage and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees and expense reimbursement. Aegis Capital Corp. acted as a joint book running manager in connection with a public offering of our common stock, which was consummated on February 10, 2012.
Listing and Transfer Agent
Our common stock is listed on the NYSE MKT under the symbol “LODE.” We have submitted an application to the NYSE MKT to list the shares of common stock offered hereby.
The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc., located at 3200 Cherry Creek Dr., South Suite 430, Denver, Colorado 80209. Its telephone number is (303) 282-4800.

Offer restrictions outside the United States
Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.
Canada
The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instruction 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to Section 3A.3 of National Instruction 33-105 Underwriting Conflicts, or NI 33-105, the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area-Belgium, Germany, Luxembourg and Netherlands
The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.
An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

(a)	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)
to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

(c)
to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

(d)
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

Switzerland
The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).
This document is personal to the recipient only and not for general circulation in Switzerland.
MATERIAL CHANGES
On February 4, 2016, we issued 2,250,000 shares of Common Stock to Varilease Finance, Inc. (“Varilease”) in satisfaction of lease payment obligations with an aggregate value of $993,489.55 and all or a portion of a purchase option pursuant to the Master Lease Agreement, dated as of May 12, 2015, between us and Varilease.
On February 4, 2016, we issued 3,000,000 shares of Common Stock to R M Wunderlich 1996 Marital
Deduction Trust dated 02-15-1996, Robert Bachler Trustee, in consideration of land, with an estimated fair market value in excess of $4,065,000.

On March 28, 2016, we entered into an agreement with American Mining & Tunneling, LLC and American Drilling Corp, LLC (collectively "AMT") for $5,000,000 in underground mine development, drilling and mining services. These services will be provided in exchange for the issuance of up to 9,000,000 shares of common stock, at a value of at least $0.56 per share.

The shares to be issued to AMT will be issued in exchange for future drilling, mine development and underground mining services in connection with (but not limited to) our construction of an underground exploration portal, mining infrastructure and development of our Lucerne and Dayton Mine projects. When such shares are issued, they will be restricted shares subject to a minimum six-month holding period by AMT, during which time the issued shares may not be sold.

LEGAL MATTERS
The validity of the issuance of the securities offered in this offering has been passed upon for us by McDonald Carano Wilson LLP, Reno, Nevada. Burns & Levinson LLP, Boston, Massachusetts, is counsel for the underwriter in connection with this offering.
EXPERTS
The consolidated financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

$50,000,000
Common Stock
Preferred Stock
Debt Securities
Rights
Units
Warrants

From time to time, we may offer up to an aggregate of $50,000,000 of any combination of the securities described in this prospectus, either individually or in units. We may also offer shares of our $0.000666 par value, per share common stock (“Common Stock”) or preferred stock upon conversion of debt securities, Common Stock upon conversion of preferred stock, or Common Stock, preferred stock or debt securities upon the exercise of warrants. We will provide the specific terms of these offerings and securities in one or more supplements to this prospectus. We may also authorize the provision to you of one or more free writing prospectuses in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information we include in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents we incorporate by reference, before buying any of the securities being offered.

You should read this prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference or deemed incorporated by reference into this prospectus and any prospectus supplement, carefully before you invest in our shares.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

Our common stock is listed on the NYSE MKT LLC under the symbol "LODE." The last reported price of our common stock on the NYSE MKT LLC on November 3, 2015 was $0.60 per share. The aggregate market value of our outstanding voting common stock held by non-affiliates, based upon a closing sale price of our common stock on November 3, 2015 was $64,496,720. During the 12 calendar month period that ends on, and includes, the date of this prospectus, we have offered securities with an aggregate offering price of $6,000,000 pursuant to General Instruction I.B.6. of Form S-3. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities registered on this registration statement in a public primary offering with a value exceeding more than one-third of the aggregate market value of the voting and non-voting common equity in any 12 month period so long as our public float remains below $75 million.

Investing in our securities involves risks that are referenced in the “Risk Factors” section, at page 8, of this prospectus and are set forth in our periodic reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

____________________

The date of this prospectus is December 31, 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and sell securities pursuant to this prospectus. This prospectus provides you with a general description of the securities we may offer.

Each time we offer and sell our securities, we will provide a prospectus supplement that will contain specific information about the terms of the specific securities being offered and which may add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. You should read carefully both this prospectus and any prospectus supplement, together with additional information described below under “Where You Can Find More Information” before you invest in our securities.

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus related to the applicable securities that is prepared by us or on our behalf or that is otherwise authorized by us. We have not authorized any other person to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information that we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference. Our business, financial condition, results of operation and prospects may have changed since those dates.

We will not use this prospectus to offer and sell securities unless it is accompanied by a prospectus supplement that more fully describes the securities being offered and the terms of the offering.

This prospectus does not contain all the information provided in the registration statement we filed with the Commission. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find More Information.”

In this prospectus, unless otherwise specified or the context otherwise requires, “Comstock,” “we,” “us” and “our,” “our Company” or the “Company” refer to Comstock Mining Inc. and its consolidated subsidiaries. In addition, unless the context requires otherwise, reference to the “Board” refers to the Board of Directors of Comstock Mining Inc.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file periodic reports, proxy statements and other information relating to our business, financial and other matters with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our filings are available to the public over the Internet at the Commission’s web site at http://www.sec.gov. You may also read and copy any document we file with the Commission at, and obtain a copy of any such document by mail from, the Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed charges. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room and its charges.

We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to our securities described in this prospectus. References to the “registration statement” or the “registration statement of which this prospectus is a part” mean the original registration statement and all amendments, including all schedules and exhibits. This prospectus does, and any prospectus supplement will, not contain all of the information in the registration statement because we have omitted parts of the registration statement in accordance with the rules of the Commission. Please refer to the registration statement for any information in the registration statement that is not contained in this prospectus or a prospectus supplement. The registration statement is available to the public over the Internet at the Commission’s web site described above and can be read and copied at the locations described above.

Each statement made in this prospectus or any prospectus supplement concerning a document filed as an exhibit to the registration statement is qualified in its entirety by reference to that exhibit for a complete description of its provisions.

We make available, free of charge, on or through our web site, copies of our proxy statements, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file them with or furnish them to the Commission. We maintain a web site at http://www.comstockmining.com. The information contained on our web site is not part of this prospectus, any prospectus supplement or the registration statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have filed the following documents with the Commission pursuant to the Exchange Act and hereby incorporate them by reference in the registration statement:

We incorporate by reference the documents listed below and any future documents that we file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement:

(a) Our annual report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Commission on January 29, 2015 (the “2014 Form 10-K”);

(b) Our quarterly report on Form 10-Q for the period ended March 31, 2015, filed with the Commission on April 16, 2015 (the “First Quarter Form 10-Q”);

(c) Our quarterly report on Form 10-Q for the period ended June 30, 2015, filed with the Commission on July 21, 2015 (the “Second Quarter Form 10-Q”);

(d) Our quarterly report on Form 10-Q for the period ended September 30, 2015, filed with the Commission on October 23, 2015 (the “Third Quarter Form 10-Q”);

(e) Our current reports on Form 8-K filed with the Commission on February 5, 2015, March 6, 2015, May 8, 2015, July 13, 2015, July 29, 2015, August 27, 2015, September 29, 2015 and October 20, 2015; and

(f) The description of our Common Stock contained in our Form 8-A (File No. 001-35200), filed with the Commission under Section 12 of the Exchange Act on June 8, 2011 (the “Form 8-A”).

All documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents.

We make available copies of the documents incorporated by reference in this prospectus to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. Such requests should be directed to:

Comstock Mining Inc.
P.O. Box 1118
Virginia City, Nevada 89440
Attention: Judd Merrill, Chief Financial Officer
Telephone: (775) 847-7325

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information included elsewhere or incorporated by reference in this prospectus, including financial statements and the related notes. You should carefully consider, among other things, the matters discussed under “Risks Factors” in the 2014 Form 10-K, the First Quarter Form 10-Q, the Second Quarter 10-Q, the Third Quarter 10-Q and in other documents that we subsequently file with the Commission that are incorporated by reference herein.

The Company

The Company is a producing, Nevada-based, gold and silver mining company with extensive, contiguous property in the historic Comstock and Silver City mining districts (collectively, the “Comstock District”) and is an emerging leader in sustainable, responsible mining, including concurrent and accelerated reclamations, soil sampling, voluntary air monitoring, cultural asset protection and historical restorations. The Company began acquiring properties in the Comstock District in 2003. Since then, the Company has consolidated a significant portion of the Comstock District, rezoned its properties consistent with mining uses, built an infrastructure, and brought an exploration project into production. The Company continues acquiring additional properties in the district, expanding its footprint and creating opportunities for further exploration, development and mining. The near term goal of our business plan is to deliver stockholder value by validating qualified reserves (proven and probable) from our first two resource areas, Lucerne and Dayton, and significantly grow the commercial development of our operations through extended, long-lived mine plans that are economically feasible and socially responsible.

The Comstock District is located within the western portion of the Basin and Range Province of Nevada, between Reno and Carson City. Because of the Comstock District’s historical significance, the geology is well known and has been extensively studied by the Company, our advisors and many independent researchers. We have expanded our understanding of the geology of the project area through vigorous surface mapping, geophysical analysis, exploration drilling, drill hole logging and extensive mine development and planning, including geological level plans and cross-sectional analysis. The volume of geologic data is immense, and thus far the reliability has been excellent, particularly in the various Lucerne Mine areas. We have amassed a large library of historic data and detailed surface mapping of Comstock District properties and continue to obtain historic information from private and public sources. We use such data in conjunction with information obtained from our current mining operations, to target geologically prospective exploration areas and plan exploratory programs, including expanded surface and underground drilling.

Our Lucerne Resource area is located in Storey County, Nevada, approximately three miles south of Virginia City and 30 miles southeast of Reno. Our Dayton Resource area is located in Lyon County, Nevada, approximately six miles south of Virginia City. Access to the properties is by State Route 342, a paved route.

The Company achieved initial production and held its first pour of gold and silver on September 29, 2012. The Company produced approximately 20,815 and 22,925 gold equivalent ounces in 2013 and 2014, respectively. That is, the Company produced 17,739 ounces of gold and 186,482 ounces of silver in 2013, and 19,601 ounces of gold and 222,416 ounces of silver in 2014. During the first nine months of 2015, the Company poured 13,117 ounces of gold and 179,074 ounces of silver. The Company reduced its strip ratio from a 2014 average of 4.83 to less than 1.0. Grade remained strong at over .031 ounces of gold per ton and .663 ounces of silver per ton or higher, continuing the grade improvement trend started in 2014. The recovery rate estimate for gold, for the life of the Lucerne mine to date, has increased to approximately 84-85%.

We continue expanding our property footprint and creating opportunities for exploration and mining. The Company now owns or controls approximately 8,546 acres of mining claims and parcels in the Comstock and Silver City Districts. The acreage is comprised of approximately 2,245 acres of patented claims (private lands) and surface parcels (private lands) and approximately 6,301 acres of unpatented mining claims, which the Bureau of Land Management (“BLM”) administers.

Production

During 2014, the Company completed its second full year of production and transitioned from the Billie the Kid and Hartford patented claims in the Lucerne West-side Mine to the higher-grade Justice and Lucerne patents, also in the Lucerne West-side Mine. The Company completed the planned mining for the Billie the Kid, Hartford and Justice patents during 2014, while continuing to mine the Lucerne patent through 2014 and 2015. During the second and third quarters of 2015, the Company further expanded its activities to include a more significant amount of extraction from the historic mine dumps adjacent to and underneath the existing portion of SR-342, into the daily production schedule. Substantially all of the operations for the second half of 2015 are focused on surface activity, including extraction of approximately 150,000 tons of ore contained in those remaining mine dumps during the third quarter and approximately 30,000 tons of ore contained in those remaining mine dumps during the fourth quarter, while also completing the realignment of SR-342, establishing a drift into the higher-grade PQ, Succor and Woodville exploration targets and developing those targets towards the establishment of reserves for potential future mining.

Recent Developments

On October 19, 2015 the Company completed an offering of Common Stock, which provided net proceeds of approximately $5.9 million.

As announced on August 27, 2015, the Company successfully completed a restructuring of certain components of its capital structure, primarily associated with all series of its issued and outstanding Convertible Preferred Stock and certain obligations associated with the Northern Comstock joint venture associated with some of its most important land holdings. The Company successfully converted all of its preferred stock to common stock, eliminating the preferred stock, eliminating the special rights of the preferred stock holders, including extra voting rights, and eliminating future dividends associated with those instruments. The Company also materially reduced future capital and royalty obligations associated with some of its highest prospective mineralized land claims contained in the Northern Comstock joint venture.

The Company received written authorization from a majority of the holders of the Company’s then outstanding 7 1/2% Series A-1 Convertible Preferred Stock (“Series A-1”), 7 1/2% Series A-2 Convertible Preferred Stock (“Series A-2”) and 7 1/2% Series B Convertible Preferred Stock (“Series B,” and together with the Series A-1 and Series A-2, the “Preferred”) to amend the certificates of designation of rights, preferences, rights and limitations of the Preferred (the “Charters”) that resulted in the automatic conversion of the Preferred into shares of the Company’s common stock. In addition, as a result of the approval of the amendments to the Charters, the Company declared and paid a one-time dividend of 127 shares of common stock per share of Preferred to each holder of the Preferred.

In addition, on August 27, 2015, the Company announced that it entered into the first amendment of its operating agreement (the "First Amendment") with the other members of its Northern Comstock LLC joint venture. The First Amendment permanently reduced capital contribution obligations of the Company from $31.05 million down to $9.75 million (now payable at $812,500 per year for twelve years) and permitted such capital contributions, to be made in the form of cash, or in certain circumstances at the Company’s option, with the Company’s common stock. The First Amendment also provides for a one-time acceleration of $1,625,000 of the capital contributions payable when the cash and cash equivalents of the Company exceed $12,500,000 and an additional provision for accelerating scheduled payments, but not ever increasing the overall payments, based on a percentage (that is, 3%) of active production revenue generated by the properties subject to the Northern Comstock LLC joint venture. On September 28, 2015, the Company entered into the second amendment of its operating agreement (the "Second Amendment") with the other members of its Northern Comstock LLC joint venture. Pursuant to the Second Amendment, the Company's annual contributions of $812,500 per year were divided into eleven monthly cash capital contributions of $30,000 with a single annual capital contribution of $482,500 payable in cash unless the Company has cash and cash equivalents of less than $10,500,000 on the date of such payments, wherein the Company then has the option to pay that annual contribution in common stock or cash, at its option. The Second Amendment also provides for a one-time acceleration of $812,500 of the capital contributions payable when the Company receives net cash proceeds from sources other than operations that exceed $6,250,000.The agreement also includes an ongoing acceleration of the Company's capital contribution obligations equal to 3% of the net smelter returns generated by the properties subject to the Northern Comstock LLC joint venture. The Second Amendment also provides that if the Company defaults in its obligation to make the scheduled capital contributions, then the remaining capital contribution obligations may be converted into the principal amount of a 6% per annum promissory note payable by the Company on the same schedule as the capital contributions, secured by a mortgage on the properties subject to the Northern Comstock LLC joint venture.

On September 28, 2015, the Company announced that the Board of Directors of the Company received and accepted the resignation of John V. Winfield as Chairman of the Board. Upon receipt of such resignation, the Board appointed Corrado DeGasperis as Executive Chairman of the Board and Robert C. Kopple as Lead Independent Director and Vice Chairman of the Board.

Current Projects

The Company’s headquarters, mine operations and heap leach processing facility are in Storey County, Nevada, at 1200 American Flat Road, approximately three miles south of Virginia City, Nevada and 30 miles southeast of Reno, Nevada. The Company has focused development to date on the Lucerne Resource Area (including both surface and underground east-side targets), the Dayton Resource Area and the Spring Valley exploration target. We also plan on focusing longer term, future explorations on the Northern Extension, Northern Targets, and Occidental Target Areas subsequent to the exploration and development of Lucerne, Dayton and Spring Valley. Production has been ongoing in the Lucerne Mine since 2012, and the Company is nearing completion, this year, of the first phase surface mining activities, the SR 342 road realignment and the final extraction of existing mine dumps. On September 5, 2015, the Company also began construction of an underground exploration portal and drift at the north end of the floor in the existing Lucerne Surface Mine. On November 24, 2015, the Company announced that it has completed construction of the first phase of the entire 800-foot underground exploration drift ("Harris Portal") at the north end of the existing Lucerne Surface Mine.

The Company had previously completed extensive geological development and modeling, including analysis of surface drill hole results, metallurgy, proximity to the current Lucerne Mine floor, and historic mining data. This resulted in a highly detailed geologic model for the Lucerne. The work confirmed that the lode is comprised of a group of northwest trending, sub-parallel, high-grade, mineralized structures. This structural group coalesces into a single zone in the central part of the East-side area and diverges to the north and south creating a possible structural corridor up to 600-feet. The Company also discovered dike-like masses of quartz porphyry (PQ) that have intruded into the main lode and have a direct relationship to the known mineralization. Additionally, early this year, the Company completed extensive surface drilling on the Succor and Holman mineral patents, where structures have close proximity and potentially intersect with the PQ mass.

The first phase also includes approximately 20,000 feet of diamond-core and reverse circulation (R/C) definition drilling, both being closely coordinated with the drift development. Previously disclosed drill data from this PQ structure include 46 intercepts of at least 10 feet that have a grade, on average, of over 0.23 ounces of gold per ton and over 1.71 ounces of silver per ton. The historic Succor vein system is being considered as an easterly extension of the first phase of development beyond the high-grade PQ target.

SR-342 Realignment and Extraction of Existing Mine Dumps

In early February, the Nevada Department of Transportation, (NDOT), closed an approximate two-mile section of SR-342, south of Gold Hill, as a safety precaution following roadway cracking and area specific sinking during a weekend of heavy rains. The area of sinking is above a historic mine-shaft dating back to the early 1900's, and that portion of the road sits on old mine dumps and looser fill that has a history of instability and, in some cases, failure. The Company owns the land, with NDOT granted prescriptive rights to operate the state roadbed over that private land. Storey County, NDOT, the Company, and other applicable regulatory agencies evaluated several remedies for the realignment of SR-342.

In addition, during the latter part of 2014, the geological and environmental teams undertook a systematic evaluation of historic mine dumps throughout most of the central part of the District. Quantifying and understanding the nature of possible legacy contaminants and identifying the extent of mineralization with the potential to increase mineable resources were the two primary objectives. Overall, we identified approximately 640,000 tons of mineralized dump materials. Of that total, approximately 450,000 tons are located underneath and to the east of State Route 342, with an average grade between 0.025-0.035 opt Au. These tons are now being extracted as part of the SR-342 re-alignment, and stacked onto the leach pad for processing providing a significant environmental remediation and a meaningful contribution to operations and production schedule.

The route is being realigned to the east of the historic shaft, removing old dump materials in an environmentally responsible manner, enabling safe travel and continued mining, effecting required reclamations, all while positioning the area for future mining and development.

On December 4, 2015, the Company announced that the realignment of State Route 342 (SR 342) was completed in early December. SR 342 passed all relevant Nevada Department of Transportation (NDOT) inspections and has been reopened for public use.

The completion of the SR 342 realignment, including the already completed capping of the historic Silver Hills Mine shaft, provides a better route from Carson City to Virginia City and also provides a safer and more efficient passage for ongoing mining operations. The Company also achieved significant environmental and reclamation objectives and completed the project under the original $3 million budget.

The SR 342 realignment and historic environmental remediation has been completed in collaboration with the Nevada Department of Transportation (NDOT), U.S. Army Corp. of Engineers (USACE), the Nevada Division of Environmental Protection (NDEP) and the U.S. Environmental Protection Agency (EPA).

Lucerne Exploration and Underground Development

The Company completed extensive geological development and modeling, utilizing its previously collected drill hole data, historic underground mine maps and current mining data, among other geological information. This resulted in highly detailed geologic level plans and cross sectional analysis for the Lucerne East-side. The sectional compilation resulted in several important findings. The work confirmed that the lode is comprised of a group of northwest trending, sub-parallel, higher-grade, mineralized structures, rather than a simple vein system confined to a single fault zone. These structural groups coalesce into a single zone in the central part of the East-side area and diverge to the north and south to create zones up to 600-feet wide. The Company also discovered dike-like masses of quartz porphyry (“PQ”) that have intruded into the main lode and have a direct relationship to the known mineralization. Current drill data from this PQ structure include 46 intercepts that grade, on average, over 0.23 ounces of gold per ton and over 1.71 ounces of silver per ton.

Out of this extensive geologic work, a definitive underground development target has emerged, specifically that part of the lode occupied by the mineralized mass of PQ, as well as the neighboring wall rocks. This conclusion is based on surface drill hole results, metallurgy, and proximity to the current Lucerne Mine floor, as well as past mining data. In addition to the mineralized mass of PQ, we developed and defined the nearby Woodville Bonanza structures with the same diligent level plan and cross sectional development. These geologic definitions include the same detail and historical mappings plus over 116 intercepts of at least 10 feet grading over 0.22 ounces per ton gold and 1.59 ounces of silver per ton. The PQ and Woodville structures represent the most significant opportunity for immediately exploring and progressing the development of an accelerated underground mine plan in the Lucerne Area.
The Company partnered with American Mine and Tunneling LLC and American Drilling Corp, LLC, based on their superior expertise and quality services to the mining industry, ranging from beginning stage drilling and exploration to initial drift and tunneling, to commence developing a new underground access to the PQ structures and the almost adjacent Woodville Bonanza structures this month.

On July 8, 2015 Storey County Board of Commissioners has confirmed that the major modifications to the Company’s operating plan conforms to the conditions of the existing Special Use Permit No. 2000-222-A-5 (“SUP”) and unanimously approved that plan. The modification outlines the Company’s plan to develop a portal and underground tunnel (a “drift”) alongside a highly mineralized series of high-grade structures. The Company then plans to efficiently drill and develop those structures into an expanded resource and, based upon the final economic feasibility analysis, expanded mine plans. The existing permit allows the Company to begin construction activities of an underground mine portal for exploration and development of known Lucerne resources, ultimately with the objective of establishing gold and silver reserves.

On August 25, 2015, the Company announced that the Nevada Division of Environmental Protection Bureau of Mining Regulation and Reclamation (“NDEP-BMRR”) has issued a Notice of Decision (“NOD”) approving an Engineering Design Change to the Company's Water Pollution Control Plan for Underground Exploration. NDEP-BMRR also approved a major modification to the Company's Reclamation Permit and Surety Decision for the proposed Underground Development of the Lucerne Mine. These modified permits allow the construction of an underground exploration portal and drift at the north end of the floor in the existing Lucerne Surface Mine. The exploration project is situated on previously-disturbed private land. On September 5, 2015, the Company commenced construction of an underground exploration portal (“Harris Portal”) and drift at the north end of the floor level in the existing Lucerne Surface Mine. On September 24, 2015, construction of the first drill platform was completed and the underground drilling of the previously discovered, dike-like masses of quartz porphyry (“PQ”), commenced. On November 24, 2015, the Company announced that it has completed construction of the first phase of the entire 800-foot underground Harris Portal.

The Company plans to invest approximately $3 million for the first phase, including the underground portal, primarily core drilling and certain related infrastructure for the Lucerne underground exploration and development project.

Dayton Drill Program

The near-surface program consisted of 408 holes totaling 30,818 feet of drilling that was completed in late September 2015. The Company used an extremely efficient percussion drill rig, with total program costs of about $200,000, or about $6.50 per foot.

The main objective of the program was to pinpoint the major surface structures (faults) and then explore these structures for mineralization. This then enabled efficient infill drilling that further refined and resolved areas of structural complexity in the geologic models. The program was successful in both defining and expanding the near-surface mineralization. The Company will update its geologic model based on the results of this drilling program and increase the gold and silver resource estimate. The Company is now finalizing a comprehensive drill program designed to deliver a mine plan, economic reserves and mine life.

The underground mapping and sampling effort, together with the drilling, resulted in several important discoveries. The most significant was defining mineralization along a previously undrilled, 600-foot segment of the Grizzly Hill Fault and additional mineralization at an intersection of the Grizzly Hill and Alhambra Faults with the Silver City fault. The Company also discovered additional dike-like masses of quartz porphyry, similar to Lucerne, that generally host significant mineralization. Finally, the drilling also helped to define extended mineralization along a 550-foot segment of the Mill Fault.

The Company also commenced metallurgical test-work on representative samples of mineralized rock types. Standard column tests are currently underway on five surface–generated samples and one underground sample and is ongoing. All samples, both from drilling and underground, were analyzed for gold and silver at the Company’s existing, on-site, industry standard, production assay lab.

The Dayton property includes the Dayton (Marble), Alhambra, Kossuth, Metropolitan and Gennessee patents, representing a structurally controlled mineralized system hosted in tertiary volcanic rocks that, in terms of the overall geologic setting, is similar to the Company's Lucerne property. The properties are separated by approximately one mile along the Silver City branch of the Comstock Lode.

The planning for the remaining, comprehensive drill requirements designed to establish a final mine plan, economic reserves and extended mine life is being scheduled at a cost of approximately $4 million for the first phase.

Outlook

The Company has been cash positive from operations for the first nine months of 2015, and expects to be cash positive from mining operations for the full year 2015 (excluding drifting, exploration and road construction costs), net of a weaker fourth quarter as the Company transitions from the final phase of surface mining in Lucerne to the expansion into an underground portal and drift development in Lucerne. The Company completed the road realignment during the fourth quarter.

The Company commenced the underground drift-mining and drilling, associated with the first underground exploration phase of a quartz porphyry geological target (“PQ target”), in September 2015, and expects to complete drift-sampling, drilling and ongoing metallurgical test work of the PQ target by January 2016. The Succor vein system is being considered as an easterly extension of the first phase of development beyond the high-grade PQ target. This will positively expand the scope of Phase 1, through the first half of 2016. The second major phase of drift-mining and drilling, planned for the Woodville bonanza target, is expected to commence after the Succor exploration, and be completed by the fourth quarter of 2016.

The Company's goals for this year included minimizing operating costs, completing the SR-342 realignment project, expanding the Lucerne exploration and development activities, primarily through the underground portal and drift development and commencing the final development phase of the Dayton Resource Area.

During the first half of 2015, the Company continued reducing costs applicable to mining revenue. The Company has increased its expectation of savings from costs applicable to mining to $7 million (from a previous target of $5 million), when comparing 2015 to 2014. The Company has also doubled its expectation of savings from all other non-mining activities, including general, administrative, hospitality, mine claims and costs and environmental and other areas, to $3 million (from a previous target of $1.5 million), when comparing 2015 to 2014. These increases raise our total costs savings targets to $10 million, from $6.5 million, when comparing 2015 to 2014.

The Company expects cash costs of mining revenue, will remain below $650 per ounce of gold for the full year 2015.

Corporate Information

The Company’s executive offices are located at 1200 American Flat Road, Virginia City, Nevada 89440 and its telephone number is (775) 847-7325. The Company’s mailing address is P.O. Box 1118, Virginia City, Nevada 89440. The Company’s website address is www.comstockmining.com. The Company’s website and the information contained on, or that can be accessed through, the website are not part of this prospectus.

FORWARD LOOKING STATEMENTS

The information appearing under “Cautionary Notice Regarding Forward Looking Statements” or "Statement Regarding Forward Looking Statements," as the case may be, in the 2014 Form 10-K, the First Quarter Form 10-Q, the Second Quarter 10-Q, and the Third Quarter 10-Q, is hereby incorporated by reference.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

Except as may be described otherwise in any applicable prospectus supplement or free writing prospectus, we will use the net proceeds from the sale by us of the securities under this prospectus for general corporate purposes, which may include, among other things, funding acquisitions or capital expenditures.

DESCRIPTION OF COMMON STOCK

The information appearing under “Item 1. Description of Registrant’s Securities to be Registered” in the Form 8-A, is hereby incorporated by reference. The Company currently has 162,121,356 shares of Common Stock issued and outstanding.

DESCRIPTION OF PREFERRED STOCK

Pursuant to our articles of incorporation, the Board has the authority, without further action by the stockholders (unless such stockholder action is required by applicable law or NYSE MKT rules), to designate and issue up to 50,000,000 shares of preferred stock in one or more series or classes, to establish from time to time the number of shares to be included in each such series or classes, and to fix the rights, privileges and preferences of such series or classes. The Company currently has no issued and outstanding shares of preferred stock.

The Board will fix the rights, privileges and preferences of the preferred stock of each series or class, as well as the qualifications, limitations or restrictions thereon, in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the Commission, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of that series of preferred stock. This description will include:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our Common Stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

•	voting rights, if any, of the preferred stock;

•	preemptive rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•
any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

The Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Common Stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our Common Stock.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. Pursuant to the terms of our outstanding indebtedness and a Stockholders Agreement with our largest shareholder, we are prohibited from issuing debt without the prior written consent. While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below. Unless the context requires otherwise, whenever we refer to the indentures, we also are referring to any supplemental indentures that specify the terms of a particular series of debt securities.

We will issue the senior debt securities under the senior indenture that we will enter into with the trustee named in the senior indenture. We will issue the subordinated debt securities under the subordinated indenture that we will enter into with the trustee named in the subordinated indenture. Generally, the indentures will be qualified under the Trust Indenture Act of 1939. We use the term “debenture trustee” to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable. We will file forms of indentures to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the Commission.

The following summaries of material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the debt securities that we may offer under this prospectus, as well as the complete indentures that will contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

We will describe in the applicable prospectus supplement the terms of the series of debt securities being offered, including:

•	the title;

•	whether or not such debt securities are guaranteed by our subsidiaries or other entities;

•	the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form, the terms and who the depositary will be;

•	the maturity date;

•
whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•
the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•
the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

•
the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•	whether the indenture will restrict our ability and/or the ability of our subsidiaries to:

◦	incur additional indebtedness;

◦	issue additional securities;

◦	create liens;

◦	pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;

◦	redeem capital stock;

◦	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

◦	make investments or other restricted payments;

◦	sell or otherwise dispose of assets;

◦	enter into sale-leaseback transactions;

◦	engage in transactions with stockholders and affiliates;

◦	issue or sell stock of our subsidiaries; or

◦	effect a consolidation or merger;

•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•	a discussion of any material United States federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	provisions for a sinking fund purchase or other analogous fund, if any;

•	the applicability of the provisions in the indenture on discharge;

•
whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars; and

•
any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any additional events of default or covenants provided with respect to the debt securities, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our Common Stock or our other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our Common Stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the indentures will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate. If the debt securities are convertible into or exchangeable for our other securities or securities of other entities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, premium or sinking fund payment, if any, when due and payable and the time for payment has not been extended or delayed;

•
if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•
subject to its duties under the Trust Indenture Act of 1939, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies only if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•
the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

•
the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters:

•	to fix any ambiguity, defect or inconsistency in the indenture;

•	to comply with the provisions described above under “Description of Debt Securities — Consolidation, Merger or Sale;”

•	to comply with any requirements of the Commission in connection with the qualification of any indenture under the Trust Indenture Act of 1939;

•
to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of debt securities, as set forth in the indenture;

•
to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided under “Description of Debt Securities — General” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•	to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities and to make all appropriate changes for such purpose;

•
to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default; or

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, we and the debenture trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

 Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	recover excess money held by the debenture trustee;

•	compensate and indemnify the debenture trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we provide otherwise in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will impose no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•
issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in the applicable prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated debt securities that we may issue, nor does it limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF RIGHTS

General

    We may issue rights to our stockholders to purchase shares of our Common Stock, preferred stock or the other securities described in this prospectus. We may offer rights separately or together with one or more additional rights, debt securities, preferred stock, Common Stock, warrants or any combination of those securities in the form of units, as described in the applicable prospectus supplement. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent. The rights agent will act solely as our agent in connection with the certificates relating to the rights of the series of certificates and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The following description sets forth certain general terms and provisions of the rights to which any prospectus supplement may relate. The particular terms of the rights to which any prospectus supplement may relate and the extent, if any, to which the general provisions may apply to the rights so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the rights, rights agreement or rights certificates described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable rights agreement and rights certificate for additional information before you decide whether to purchase any of our rights.

    We will provide in a prospectus supplement the following terms of the rights being issued:

•	the date of determining the stockholders entitled to the rights distribution;

•	the aggregate number of shares of Common Stock, preferred stock or other securities purchasable upon exercise of the rights;

•	the exercise price;

•	the aggregate number of rights issued;

•	whether the rights are transferrable and the date, if any, on and after which the rights may be separately transferred;

•	the date on which the right to exercise the rights will commence, and the date on which the right to exercise the rights will expire;

•	the method by which holders of rights will be entitled to exercise;

•	the conditions to the completion of the offering, if any;

•	the withdrawal, termination and cancellation rights, if any;

•	whether there are any backstop or standby purchaser or purchasers and the terms of their commitment, if any;

•	whether stockholders are entitled to oversubscription rights, if any;

•	any applicable U.S. federal income tax considerations; and

•	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights, as applicable.

    Each right will entitle the holder of rights to purchase for cash the amount of shares of Common Stock, preferred stock or other securities at the exercise price provided in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement.

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of common stock, preferred stock or other securities, as applicable, purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

Rights Agent

The rights agent for any rights we offer will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of Common Stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with Common Stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the Commission, the form of warrant agreement, including a form of warrant certificate, that describes the terms of the particular series of warrants we are offering before the issuance of the related series of warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to the particular series of warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplements related to the particular series of warrants that we may offer under this prospectus, as well as any related free writing prospectuses, and the complete warrant agreements and warrant certificates that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement the terms of the series of warrants being offered, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•
in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•
in the case of warrants to purchase Common Stock or preferred stock, the number of shares of Common Stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreements and warrants may be modified;

•	a discussion of any material or special United States federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•
in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•
in the case of warrants to purchase Common Stock or preferred stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Governing Law

Unless we provide otherwise in the applicable prospectus supplement, the warrants and warrant agreements will be governed by and construed in accordance with the laws of the State of New York.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

DESCRIPTION OF UNITS

We may issue, in one more series, units consisting of Common Stock, preferred stock, debt securities and/or warrants for the purchase of Common Stock, preferred stock and/or debt securities in any combination. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the Commission, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we may offer under this prospectus, as well as any related free writing prospectuses and the complete unit agreement and any supplemental agreements that contain the terms of the units.

General

We will issue each unit so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which we issue a unit may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units being offered, including:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Common Stock,” “Description of Preferred Stock,” “Description of Debt Securities” and “Description of Warrants” will apply to each unit and to any Common stock, preferred stock, debt security or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

We, and any unit agent and any of their agents, may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary. See “Legal Ownership of Securities” below.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee, depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations For Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities

The rights of an indirect holder relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•
an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•
an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

•	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•
an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security;

•
we and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security, nor do we or any applicable trustee supervise the depositary in any way;

•
the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•
financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities.

There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

Unless we provide otherwise in the applicable prospectus supplement, the global security will terminate when the following special situations occur:

•
if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the applicable prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus from time to time. Registration of the securities covered by this prospectus does not mean, however, that those securities will necessarily be offered or sold. We may sell the securities separately or together: through one or more underwriters in a public offering and sale by them; directly to investors (in those jurisdictions where we are authorized to do so); through agents; or through a combination of any of these methods of sale. We may sell the securities from time to time: in one or more transactions at a fixed price or prices that may be changed from time to time; at market prices prevailing at the time of sale; at prices related to prevailing market prices; or at negotiated prices. We will describe the method of distribution of the securities and the terms of the offering in the applicable prospectus supplement.

If underwriters are used for the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may grant underwriters who participate in the distribution of securities an option to purchase additional securities in connection with the distribution. Any underwriter or agent involved in the offer and sale of the securities will be named in the related prospectus supplement.

Underwriters may offer and sell the securities at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. We also may, from time to time, authorize dealers, acting as our agents, to offer and sell the securities upon the terms and conditions described in the related prospectus supplement. Underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions, which may be changed from time to time, from the purchasers for whom they may act as agents.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be stated in the related prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the applicable securities laws.

Shares of our Common Stock are quoted on the NYSE MKT. In connection with any offering of securities, the underwriters may purchase and sell securities in the open market and engage in over-allotment transactions, short-covering transactions, penalty bids and stabilizing transactions in accordance with Regulation M under the Exchange Act. Over-allotment involves sales of securities in excess of the offering size of securities to be purchased by the underwriters in an offering, which creates a short position for the underwriters. Short-covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Stabilizing transactions consist of certain bids or purchases of securities made for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the securities being offered. They may also cause the price of the securities being offered to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time. We make no representation as to the direction or magnitude of any affect that such transactions may have on the price of the securities.

Underwriters, dealers and agents may be entitled, under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by such underwriters, dealers or agents related to such civil liabilities.

Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform other services for us in the ordinary course of business for which they may receive compensation.

VALIDITY OF THE SECURITIES

The validity of the securities offered and to be offered hereby and certain other legal matters will be passed upon for us by McDonald Carano Wilson LLP, Reno, Nevada. Counsel for any underwriter or agent will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K, and the effectiveness of the Company's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Shares

Common Stock

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PROSPECTUS SUPPLEMENT
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Aegis Capital Corp

, 2016